Mail Stop 6010


December 20, 2005




Mr. Stephen H. Cheney
Chief Executive Officer
Thomasville Bancshares, Inc.
301 North Broad Street
Thomasville, Georgia  31792

	Re:	Thomasville Bancshares, Inc.
		Form 10-KSB for the Year Ended December 31, 2004
		Form 10-QSB for the Quarter Ended March 31, 2005, June
30,
2005, and
		   September 30, 2005
      File No.  000-25929


Dear Mr. Cheney:

	We have completed our review of your Form 10-KSB and related materials and do not, at this time, have any further comments.


	 							Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant




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